UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2008

STANDARD PACIFIC CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15326 Alton Parkway Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 789-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

1. Chairman, CEO and President Bonus Plan. On May 14, 2008, the Company’s Board of Directors established a bonus compensation program for Jeffrey V. Peterson, the Company’s Chairman, Chief Executive Officer and President. Pursuant to the terms of the program, Mr. Peterson will be eligible to receive a discretionary cash bonus based upon the Compensation Committee’s subjective evaluation of his achievement of his 2008 principal objectives. The discretionary bonus will be subject to a cap equal to two times Mr. Peterson’s base salary.

2. 2008 Equity Incentive Plan. On May 14, 2008, the Company’s stockholders approved the Standard Pacific Corp 2008 Equity Incentive Plan (the “2008 Plan”). The purpose of the 2008 Plan is to enable the Company and its subsidiaries to attract, retain and motivate their directors, officers, employees and service providers, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company. Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the 2008 Plan. The maximum number of shares of common stock of the Company that may be issued pursuant to awards granted under the 2008 Plan will be 2,638,278 (subject to adjustments to prevent dilution), plus any shares subject to outstanding awards under prior plans as of March 21, 2008 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

The 2008 Plan is administered by a committee of the Board of Directors consisting of two or more directors, each of whom is non-employee director. The 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Unless the administrator provides for a shorter period, the maximum term of an option granted under the 2008 Plan, including any Incentive Stock Options, will be 7 years from the date of its grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than 5 years from the date of grant. Options granted under the 2008 Plan will vest according to a schedule determined by the administrator, provided however, that no option, other than non-employee director options, may first become exercisable within one year from the date of grant, other than upon the death or disability of a participant or a change of control of the Company. The aggregate number of shares subject to awards granted under the 2008 Plan during any calendar year to any one participant shall not exceed 600,000.

An incentive bonus award is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period of not less than one year or, for incentive bonus awards settled solely in cash, not less than one calendar quarter. The maximum amount payable pursuant to an incentive bonus award granted under the 2008 Plan for any fiscal year to any participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) cannot exceed $10,000,000.

Restricted stock is an award or issuance of shares of common stock of the Company the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. An award with a vesting schedule that is not at least partially based on performance criteria cannot vest in less than thirty-six months, and an award with a vesting schedule that is at least partially performance-based cannot vest in less than twelve months from the date of grant, except for incentive stock awarded to non-employee directors and in the case of the death or disability of a participant or a change of control of the Company.

A stock appreciation right is an award pursuant to which a participant may be entitled to receive the amount, if any, by which the fair market value of the common stock of the Company on the date of exercise exceeds a measurement value. The measurement value of a stock appreciation right must equal or exceed the fair market value of a share of common stock of the Company on the date of the grant. The grant, retention, vesting and/or transferability of the stock appreciation right is subject during specified periods of time to such conditions and terms as the administrator of the 2008 Plan deems appropriate. The vesting of an award will be over a period of not less than one year, except for stock appreciation rights awarded to non-employee directors and in the case of death or disability of a participant or a change of control of the Company. The stock appreciation right may be paid in cash or shares of common stock of the Company or a combination of the two, in the discretion of the administrator.

A copy of the 2008 Plan is attached hereto as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	2008 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2008

STANDARD PACIFIC CORP.

By:	/s/ Andrew H. Parnes
Andrew H. Parnes Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	2008 Equity Incentive Plan